Exhibit 10.1

OMNIBUS AGREEMENT

This Omnibus Agreement (this “Agreement”) is entered into as of October 31, 2005, to be effective as of the Transaction Closing Date, by and among Cano Petroleum, Inc., a Delaware corporation (“Cano”), Carlile Management, LLC, a Texas limited liability company (“Carlile”), and Haddock Enterprises, LLC, a Texas limited liability company (“Haddock”), as members (each a “Member” and collectively the “Members”), and Sabine Production Partners, LP (the “Company”).

WHEREAS, the Members entered into that certain SPP Transaction Summary dated August 4, 2005 (the “Summary”); and

WHEREAS, the Members are the sole members of Sabine Production Operating, LLC, a Texas limited liability company (“Sabine Operating”), which serves as the Manager of Sabine Production Management, LLC, a Texas limited liability company (“Sabine Management”), which serves as the general partner of the Company; and

WHEREAS, those certain Amended and Restated Regulations of Sabine Operating (the “Regulations”) that the Members are entering into contemporaneously herewith ( to be effective as of the Transaction Closing Date) incorporate certain principles set forth in the Summary, including without limitation, the protocol to be followed by the Governing Board of Managers and its Conflicts Committee in evaluating any Related Party Transaction; and

WHEREAS, pursuant to Paragraph X of the Summary, the Members and the Company desire to contemporaneously enter into this Agreement, the Regulations, the Compensation Reimbursement Agreement dated the date hereof between Cano and the Company (the “Compensation Reimbursement Agreement”) and the Noncompetition and Confidentiality Agreement dated the date hereof between Dr. Kenneth Q. Carlile and the Company (collectively, the “Transaction Agreements”) effectuating the principles set forth in the Summary.

NOW, THEREFORE, in consideration of and in reliance upon the foregoing premises, the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.             Definitions. Except as may be otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

“Acceptance Notice” means a written notice from the Company to a Sourcing Member by which the Company accepts the Company’s Participation Level in the Definitive Oil & Gas Opportunity identified in that notice.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the beneficial ownership of a majority of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For purposes of this Agreement, the Company shall be deemed to be an Affiliate of a Member with respect to a confidentiality obligation of a Member to a third party relating to an Oil and Gas Opportunity.

“Co-Investment Right” means the right of a Member and means the right of the Company provided in Section 5(b) to participate alongside each other in an Oil & Gas Opportunity.

“Competitive Business” means, except as set forth in this Agreement, the acquisition, development, production, leasing, ownership, management, operation, or otherwise dealing with or participating in an Identified Property.

“Company Business Strategy” means the business strategy for the Company described in the Company’s Registration Statement No. 333-1273203 on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”).

“Company Participation Level” means that participation level, expressed as a percentage, in a Definitive Oil & Gas Opportunity to which the Company becomes entitled following exercise by the Company and the Sourcing Member of their respective Co-Investment Rights; the Company Participation Level is calculated by subtracting the Sourcing Member’s Participation Level from 100%.

“Company Withdrawal Date” means with respect to any Oil & Gas Opportunity the date on which the Company rejects that Oil & Gas Opportunity.

“Identified Property” means (a) an Oil & Gas Opportunity presented to the Company by a Member; and (b) any other oil or gas (or their constituents) property, field, interest or prospect which the Company from time to time identifies in writing to the Members as (i) the subject of a possible acquisition or investment by the Company, (ii) owned, operated, managed, leased, being developed or engaged in production activities by the Company thereon; (iii) subject to a contract, agreement, or letter of intent, or a written definitive plan, to acquire by the Company; or (iv) with respect to which the Company has performed, or commissioned due diligence to be performed, thereon.

“Oil & Gas Opportunity” means a direct or indirect opportunity to acquire, own, operate, participate in, invest in, manage, lease, market or develop oil or natural gas (or their constituents) properties, fields, interests or prospects owned by third Persons, provided that such opportunity falls within the Company Business Strategy, but specifically excluding any asset, prospect, opportunity, property, field or interest owned, identified or controlled by, any Member or its Affiliates as of the Transaction Closing Date.   Each Oil & Gas Opportunity shall be further classified as a “Potential Oil & Gas Opportunity” or a “Definitive Oil & Gas Opportunity,” as follows:

(i)                                                                                     an Oil & Gas Opportunity that is not a Definitive Oil & Gas Opportunity shall be classified as a “Potential Oil & Gas Opportunity”;

(ii)                                                                                  an Oil & Gas Opportunity, the terms of which are set forth in complete, definitive documentation, the execution and delivery of which would create an enforceable agreement among the parties thereto, shall be classified as a “Definitive Oil & Gas Opportunity”.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Purchase Price” means the aggregate acquisition price of an Oil & Gas Opportunity.

“Rejection Notice” means a written notice from the Company to a Sourcing Member, or from a Sourcing Member to the Company, by which the party giving the notice waives its right to participate in the Oil & Gas Opportunity identified in that notice.

“Related Party Transaction” has the meaning set forth in the Regulations.

A party’s “Representatives” shall include a party’s Affiliates and the directors, managers, members, officers, employees, agents, partners or advisors of such party (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of all of them.

“Right of First Offer” is the right set forth in Section 5(a) hereof.

“ROFO Period” means the period beginning on the Transaction Closing Date and ending on the second anniversary of the Transaction Closing Date.

“Sourcing Member” has the meaning ascribed to such term in Section 5(a) hereof.

“Transaction Closing Date” means the date on which the Company completes the acquisition of assets of Sabine Royalty Trust as described in the Registration Statement.

2.             Exception for Dr. Carlile.  The Members and the Company acknowledge that, as of the date of this Agreement, Dr. Kenneth Q. Carlile (“Dr. Carlile”) serves, directly or indirectly, as an officer, director, partner or member (his “Capacities”) of various other entities (“Other Entities”) that engage in oil and gas activities, and he engages in such activities on an individual basis.  The Company and the other Members agree that the performance by Dr. Carlile of his duties in those Capacities on behalf of those Other Entities and as an individual shall not be subject to the provisions of Section 5 or 10 of this Agreement.

3.             Employment of Personnel.  As soon as practicable after the Transaction Closing Date, the Members, in cooperation with each other and the Company, will use their respective commercially reasonable best efforts to identify, recruit, retain, engage and otherwise obtain operating personnel and management to be employed by the Company on terms to be determined by Sabine Operating’s Governing Board of Managers.

4.             Operations.

(a)           With respect to any interest, including any Identified Property, that is owned or acquired by the Company and which has operational rights associated with it but in which no Member or its Affiliate has participated under the terms of this Agreement, the Company shall enter into an operating agreement with a contract operator on commercially reasonable industry terms.

(b)           With respect to any interest, including any Identified Property, that is owned or acquired by the Company and which has operational rights associated with it and in which a Member or its Affiliate has participated under the terms of this Agreement, that Member shall have a right of first offer to be the operator thereof; provided, that until the Company shall have entered into an operating contract for that property,  the Company shall have the right to negotiate and enter into a contract with a third party on more favorable terms.

5.             Right of First Offer and Co-Investment Agreement.

(a)           Right of First Offer.

(i)            Subject to the exception for Dr. Carlile set forth in Section 2 of this Agreement, whenever during the ROFO Period, Cano or its Affiliates (the “Cano Entities”) or

Haddock or its Affiliates (the “Haddock Entities”) or Carlile (the Cano Entities, the Haddock Entities or Carlile providing the below described Opportunity Notice shall be referred to individually as the “Sourcing Member”) becomes aware of a Potential Oil & Gas Opportunity, the Sourcing Member shall promptly notify the Company in writing about that Potential Oil & Gas Opportunity and, unless and until either party gives to the other a Rejection Notice with respect thereto,  the Sourcing Member and the Company shall thereafter jointly manage, negotiate, perform due diligence on, and otherwise deal with such Potential Oil & Gas Opportunity, at all times cooperating with each other in good faith; provided, however, that each party shall bear its expenses in connection with such Potential Oil & Gas Opportunity, subject only to the provisions of Section 5(c)(iv) and Section 5(c)(v) hereof.

(ii)           When such Potential Oil & Gas Opportunity becomes (if it does become) a Definitive Oil & Gas Opportunity, then, prior to either the Company or the Sourcing Member executing any definitive documentation in connection therewith (“Definitive Instruments”), each party shall give the other written notice of its intention to exercise or to refrain from exercising its Co-Investment Right.  The parties will respond promptly and with due consideration given to the closing date and other time limitations established in the Definitive Instruments for the Definitive Oil & Gas Opportunity.  The Company’s decision whether to exercise or to refrain from exercising its Co-Investment Right is a Related Party Transaction and each Member covenants to comply in a timely manner with the protocol established in the Regulations for handling consideration of a Related Party Transaction by the Governing Board of Managers of Sabine Operating and its Conflicts Committee.

(A)          If neither party elects to exercise its Co-Investment Right, then (x)  neither party shall execute or deliver any of the Definitive Instruments and neither party shall acquire any interest afforded by the Oil & Gas Opportunity, (y) the Company shall be deemed, for purpose of Section 5(a)(iv), to have rejected the Oil & Gas Opportunity and the Sourcing Member which brought the Oil & Gas Opportunity to the Company shall have no further obligations under this Agreement with respect to such Oil & Gas Opportunity except as set forth in Section 5(a)(iv) below, and (z) Section 5 (c)(iv) shall not be applicable.

(B)           If one party elects to exercise its Co-Investment Right but the other party elects not to elect its Co-Investment Right, then (x) the party electing to exercise its Co-Investment Right may, but shall not be obligated to, execute and deliver the Definitive Instruments and acquire solely for itself all of the interest afforded by the Oil & Gas Opportunity; (y) if the only party electing not to exercise its Co-Investment Right is the Company, then the Company shall be deemed, for purpose of Section 5(a)(iv), to have rejected the Oil & Gas Opportunity and the

Sourcing Member who brought the Oil & Gas Opportunity to the Company shall have no further obligations under this Agreement with respect to such Oil & Gas Opportunity except as set forth in Section 5(a)(iv) below; and (z) Section 5(c)(iv) shall not be applicable.

(C)           If each party elects to exercise its Co-Investment Right, then the provisions of Section 5(b) shall become applicable.

(iii)          Subject to the exception for Dr. Carlile set forth in Section 2 of this Agreement, during the ROFO Period, no Sourcing Member may directly or indirectly seek, accept, participate in, manage, invest in or undertake any Oil & Gas Opportunity except as provided in this Agreement.  If any personnel of a Sourcing Member develops an Oil & Gas Opportunity, or if any Oil & Gas Opportunity otherwise becomes available to such personnel, then that Oil & Gas Opportunity shall be deemed developed by the Member employing such personnel and not by the Company, irrespective of whether such personnel are also employed or otherwise engaged by the Company.

(iv)          If the Company rejects or is deemed to reject an Oil & Gas Opportunity,  the Sourcing Member shall, for a period of one year after the Company Withdrawal Date, be entitled to acquire the Oil & Gas Opportunity at a price, and on terms and conditions, that are not more favorable to the Member in any material respect than the price and terms and conditions relating to such Oil & Gas Opportunity as set forth in the Definitive Instruments.  If the Member does not enter into a binding agreement to acquire the Oil & Gas Opportunity within such one-year period, or if the price and terms and conditions are more favorable to the Member in any material respect than the price and terms and conditions set forth in the Definitive Instruments, the Member shall again be required to comply with the procedures set forth above in Section 5 (a) if it desires to acquire such Oil & Gas Opportunity.

(b)           Co-Investment Right.

(i)            If the Company and the Sourcing Member both exercise their respective Co-Investment Rights with respect to a Definitive Oil & Gas Opportunity, then the Sourcing Member will have the right to participate in the Definitive Oil & Gas Opportunity alongside the Company for the following participation levels:

Up to 70% of the first $25 million of the Purchase Price; plus

Up to 7.33% of the next $75 million of the Purchase Price; plus

Up to 23% of all amounts of the Purchase Price in excess of $100 million.

The following table illustrates operation of such participation levels:

Purchase Price		Sourcing Member Participation Level
From	To	Up to Percentage	Participation	Aggregate
$—	$25,000,000	70.00%	$17,500,000	$17,500,000
25,000,000	50,000,000	7.33%	1,833,333	19,333,333
50,000,000	75,000,000	7.33%	1,833,333	21,166,667
$75,000,000	$100,000,000	7.33%	$1,833,333	$23,000,000
100,000,000+		23%

(ii)           If the Company and the Sourcing Member both exercise their respective Co-Investment Rights with respect to a Definitive Oil & Gas Opportunity, then the parties shall engage in good faith discussions regarding the exact participation levels (by percentage) at which the Sourcing Member and the Company desire to participate in the Oil & Gas Opportunity, following which the Sourcing Member shall notify the Company in writing of the exact participation level (within the parameters set forth in Section 5(b)(i) hereof) at which the Sourcing Member elects, in its sole discretion,  to participate in the Oil & Gas Opportunity; such participation level, expressed as a percentage, is called the “Sourcing Member’s Participation Level.”

(iii)          Promptly following receipt of a notice from the Sourcing Member given pursuant to Section 5(b)(ii) hereof, the Company shall determine whether or not it desires to accept the Company Participation Level.  If it desires to accept the Company Participation Level, then the Company shall give an Acceptance Notice to the Sourcing Member, whereupon the Sourcing Member’s Participation Level and the Company Participation Level shall become fixed.  If it does not desire to accept the Company Participation Level, then (x) the Company shall give a Rejection Notice to the Sourcing Member, which shall have no further obligations under this Agreement with respect to such Oil & Gas Opportunity except as set forth in Section 5(a)(iv), and (y) the Company shall not be entitled to reimbursement of any expenses under Section 5(c)(iv).

(c)           General Terms and Conditions Applicable to Right of First Opportunity and Co- Investment Right.

(i)            The Right of First Offer right set forth in this Agreement shall be subordinated to any seller confidentiality requirements; no party shall be required to comply with the Right of First Offer set forth in this Agreement to the extent such compliance would violate any seller confidentiality requirements. Each Sourcing Member shall use its commercially reasonable best efforts to have any confidentiality agreement entered into by it with respect to any Oil & Gas

Opportunity permit disclosure by the Member to Affiliates. To the extent that confidential information covered by any such confidentiality agreement is disclosed to the Company, the Company hereby agrees to be bound by the terms of any such confidentiality agreement entered into by a Member with respect to an Oil & Gas Opportunity and further agrees to defend, indemnify, protect and hold such Member harmless as set forth in Exhibit A hereto, which is incorporated herein by reference.

(ii)           While it is the intention of the parties to align their businesses in accordance with the terms of this Agreement, each party shall act independently in its own best interests, and except as expressly set forth in this Agreement, the Regulations or any other written agreement among the Company and the Members, no party shall be considered by virtue of this Agreement to be a partner or agent of any other party or to owe any fiduciary or other common law duties to any other party.

(iii)          No Member (other than the Sourcing Member) shall have the right to participate in any Oil & Gas Opportunity.

(iv)          If the Sourcing Member elects to participate in the Definitive Oil & Gas Opportunity at the Sourcing Member’s Participation Level and the Company elects to participate in the Definitive Oil & Gas Opportunity at the Company Participation Level, then the aggregate amount of out of pocket expenses incurred by them in connection with that Oil & Gas Opportunity up to and including the fixing of their respective participation levels (the “Aggregate Expenses”) shall be prorated between them in the same ratio as the Oil & Gas Opportunity has been allocated between them; that is, the Sourcing Member shall assume and be responsible for so much of the Aggregate Expenses as equal the product realized by multiplying the Aggregate Expenses by the Sourcing Member’s Participation Level and the Company shall assume and be responsible for so much of the Aggregate Expenses as equal the product realized by multiplying the Aggregate Expenses by the Company’s Participation Level.  Each party shall promptly upon demand by the other party reimburse the other party (without interest) to the extent that it pays or has paid more than its share of the Aggregate Expenses.

(v)           Notwithstanding anything else contained in this Agreement, the Company or the Sourcing Member may at any time give the other a Rejection Notice with respect to any identified Oil & Gas Opportunity.  The party that gives a Rejection Notice with respect to an identified Oil & Gas Opportunity shall not be entitled to reimbursement from the other party of any expenses incurred by it in connection with such Oil & Gas Opportunity.

(vi)          Except as set forth in Section 5(a)(iv), this Agreement will cease to apply with respect to an Oil & Gas Opportunity if and when the Company and the Sourcing Member which brought that Oil & Gas Opportunity to the Company shall have both exercised their Co-Investment Rights and consummated their investment in such Oil & Gas Opportunity in accordance with the provisions of this Section 5.

6.             Non-Disclosure Agreement.

(a)           Each of the Cano Entities, the Haddock Entities and Carlile will not, except in performance of its obligations under this Agreement or with the Company’s prior written consent, directly or indirectly disclose any Confidential Information; provided, however, that a Member may disclose Confidential Information to its Representatives that are informed of and agree to comply with the foregoing non-disclosure agreement.  The Company will not, except in performance of its obligations under this Agreement or with the prior written consent of all of the Members, directly or indirectly disclose any Confidential Information; provided, however, that the Company may disclose Confidential Information to its Representatives that are informed of and agree to comply with the foregoing non-disclosure agreement.  A party hereto shall be liable for a violation by any of its Representatives of that party’s non-disclosure agreement.  “Confidential Information” includes information with respect to any Identified Property and any Oil & Gas Opportunity; provided, however, Confidential Information shall NOT include and shall exclude information which (i) was in the possession of or known by a party without obligation to maintain confidentiality prior to its receipt by such party from another party, (ii) is obtained by a party from a third party who is not subject to a confidentiality obligation; (iii) is independently developed by a party or its Affiliate; (iv) is or becomes available to the public or is generally known in the industry in which the parties operate other than as a result of disclosure by any person (including but not limited to a Member or the Company) in violation of any obligation owing to the other parties hereunder; or (v) a Member is required to disclose under any applicable laws, rules, regulations or directives of any stock exchange to which a party may be subject or of any government agency, tribunal or authority having proper jurisdiction or under subpoena or other process of law.

(b)           The covenant of Section 6(a) does not modify, limit or otherwise affect the confidentiality obligations of any Member under the Regulations or applicable law.

7.             Non-Use Agreement.  Except as specifically provided herein with respect to disclosure, none of the Cano Entities, the Haddock Entities, Carlile or the Company shall use any Confidential Information for any purpose other than performing their obligations under this Agreement or in connection with their participation in, or their acting as operator with respect to, an Oil & Gas Opportunity.   Except as specifically provided herein with respect to disclosure, neither the Members nor the Company shall make copies (written, electronic or in any other media) of any Confidential Information except to the extent reasonably necessary for performance of their respective obligations under this Agreement or in connection with their participation in, or acting as operator with respect to, an Oil & Gas Opportunity.

8.             Obligations In Respect of Confidential Information of Third Parties.  Similarly, the Members, on the one hand, and the Company, on the other hand, acknowledge that the other party from time to time receives from third parties, confidential information of such third party, subject to an obligation to maintain the confidentiality of such information and to use it for limited purposes.  The Members, on the one hand, and the Company, on the other hand, to the extent that such confidential information is disclosed to them, will likewise hold the confidential information of third parties in strictest confidence and not disclose or use it except as required by applicable law and as necessary to perform their respective obligations under this Agreement or in connection with their participation in, or acting as operator with respect to, an Oil & Gas Opportunity, and as is consistent with the Member’s or the Company’s agreement with those third parties.  The Members or the Company, as the case may be, to the extent that confidential information covered by any such confidentiality obligation is disclosed to them,  hereby agrees to be bound by the terms of any such confidentiality agreement or obligation entered into with such third party with respect to an Oil & Gas Opportunity and further agrees to defend, indemnify, protect and hold the other parties harmless as set forth in Exhibit A hereto.

9.             Duty to Return Confidential Information.  The Confidential Information will remain the property of the party that developed it and all reports, analyses, worksheets, compilations, studies, memorandums, and other documents, whether contained in writing, on compact disc, on tape, on computer disks or otherwise preserved in any medium, whether prepared by the Company or a Member, which contain or reflect Confidential Information (“Other Materials”) will also be the sole property of the party that developed such Other Materials.  Upon the Company’s or a Member’s demand, a Member or the Company shall immediately return or turn over to the other party all Confidential Information and Other Materials without making or retaining any copies thereof in any medium.

10.           Noncompetition Agreement.  Except as provided in Section 2 hereof and except for participation in Identified Properties in accordance with the terms of this Agreement, (x) each Member agrees that during the ROFO Period it will not directly or indirectly engage in a Competitive Business and (y) each Member other than Carlile agrees that during the ROFO Period it will not permit any of its Affiliates to directly or indirectly engage in a Competitive Business.

11.           Reasonableness.  The Members and the Company acknowledge and agree that the restrictions imposed in this Agreement are reasonable as to time, activity and geographic scope; are not oppressive; were accepted by them with full knowledge and understanding of their implications; and are necessary to protect the business interests of the Company.  The Company and the Members recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants and undertakings of noncompetition and intend that the provisions shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought and that unenforceability (or modification to conform to laws and public policies) of any provision of this Agreement shall not render unenforceable or impair the remainder of the provisions of this Agreement.  Accordingly, if any provision shall be determined to be invalid or unenforceable, in whole or in part, under the laws or public policies of any jurisdiction in which enforcement is sought, then, as to such jurisdiction, the provisions shall be deemed amended to delete or modify as necessary the offending provision and to alter the balance thereof in order to render it valid and enforceable in such jurisdiction.

12.           Time of Essence.  Time is of the essence in the performance of this Agreement.

13.           Remedies for Breach.  Each of the Members and the Company admit that a breach of any provision of this Agreement would cause irreparable damage to the other party and that monetary damages for any such breach would be an inadequate remedy to the non-breaching party.  Therefore, the Members and the Company consent that the non-breaching party shall be entitled to seek, before any court having jurisdiction, and without the posting of bond or other security and without the necessity of proving monetary loss or the inadequacy of monetary damages, a temporary restraining order and a temporary or permanent injunction or injunctions to prevent breaches of any provision of this Agreement by any party and to enforce specifically the performance of the provisions of this Agreement by a party hereto.  The remedies under this paragraph are not exclusive and will be in addition to any other remedy which a party hereto may have by law, at equity or otherwise.

14.           Non-Assignability.  No party hereto may assign its rights or obligations hereunder without the prior written consent of all of the other parties hereto.

15.           Applicable Law.  THIS AGREEMENT IS MADE, DELIVERED AND PERFORMABLE IN TARRANT COUNTY, TEXAS, AND SHALL BE CONSTRUED UNDER, GOVERNED BY AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.  ANY ACTION OR PROCEEDING AGAINST ANY PARTY HERETO UNDER OR IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN TARRANT COUNTY, TEXAS.  EACH OF THE PARTIES HERETO IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM.

16.           Notices.  Notices shall be sent to the parties at the following addresses:

If to the Company:	Sabine Production Operating, LLC
Attn: Governing Board of Managers
512 Main Street, Suite 1200
Fort Worth, TX 76102
Facsimile: (817) 885-8391

If to Cano:	Cano Petroleum, Inc.
Attn: S. Jeffrey Johnson, CEO
The Oil & Gas Commerce Building
309 West Seventh Street, Suite 1600
Fort Worth, TX 76102
Facsimile: (817) 698-0762

If to Carlile:	Carlile Management, LLC
Attn: Dr. Kenneth Q. Carlile, Manager
2615 East End Blvd. South
Marshall, TX 75672
Facsimile: (903) 935-0521

If to Haddock:	Haddock Enterprises, LLC
Attn: Gerald W. Haddock, President
512 Main Street, Suite 1200
Fort Worth, TX 76102
Facsimile: (817) 885-8391

Notices may be sent be certified mail, return receipt requested, Federal Express or comparable overnight delivery service, or facsimile. Notice will be deemed received on the fourth business day following deposit in U.S. mail and on the first business day following deposit with Federal Express or other nationally recognized overnight delivery service, or transmission by facsimile with proof of receipt in the form of a transmission confirmation page. Any party to this Agreement may change its address for notice by giving written notice to the other parties at the address and in accordance with the procedures provided above.

17.           Miscellaneous.  This document together with the other Transaction Agreements contains the entire agreement between the Members and the Company on the subject matter hereof, supersedes all prior agreements, understandings and discussions among the Members on the subject matter hereof (including but not limited to the Summary), and may not be modified or waived in any manner except in a writing signed by all parties.  No failure or delay by any party in exercising any right will operate as a waiver thereof.  The obligations contained herein may not be delegated to any other person.  The parties’ agreements shall survive termination of this Agreement, cessation of their service, and redelivery of all Confidential Information.  To the extent permitted by applicable law, this Agreement shall be binding on the parties hereto and their respective heirs, assigns, and legal representatives.  If any provision of this Agreement is held invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby.  The parties agree that, at the request of the other party, they will without further consideration execute and deliver all other instruments, agreements and documents, and do all other actions, as the requesting party may reasonably request in order more effectively to carry out the purposes and intentions of this Agreement.

18.           Term.  This Agreement shall expire and be of no further force or effect on the second anniversary of the Transaction Closing Date.

19.           Termination in Event Transaction Is Delayed.  Notwithstanding anything else contained in this Agreement, this Agreement shall terminate, without continuing obligation or liability on the part of any party hereto, if the Transaction Closing Date has not occurred on or before December 31, 2006.

20.           Counterparts.  This Agreement shall become binding upon the parties hereto upon execution and delivery of this document by all parties, which execution and delivery may occur by facsimile and in multiple counterparts, each of which being deemed an original and all of which, when taken together being deemed a single document.

CANO PETROLEUM, INC.

		By:	S. Jeffrey Johnson
S. Jeffrey Johnson, CEO

CARLILE MANAGEMENT, LLC

		By:	Dr. Kenneth Q. Carlile
Dr. Kenneth Q. Carlile, Manager

HADDOCK ENTERPRISES, LLC

		By:	Gerald W. Haddock
Gerald W. Haddock, President

ACCEPTED:

SABINE PRODUCTION OPERATING, LLC

By:	Gerald W. Haddock
Gerald W. Haddock, Chairman

EXHIBIT A

Terms of Indemnity

In the event that a Member or its Representatives, on the one hand, or the Company or its Representatives, on the other hand (such party and its Representatives being referred to herein as an “Indemnified Person”), becomes involved in any action, proceeding or investigation brought by or against any third person in connection with or as a result of the breach of any such confidentiality agreement, the Members, severally and not jointly (if the Indemnified Person is the Company), or the Company (if the Indemnified Person is a Member) (such party being referred to herein as an “Indemnifying Person”), shall indemnify and hold the Indemnified Person harmless against any and all losses, claims, damages or liabilities asserted by any such third person and the Indemnified Person’s reasonable legal and other expenses, including the reasonable cost of any investigation and preparation (such losses, claims, damages, liabilities and expenses collectively referred to herein as the “Losses”), in connection with or as a result of the breach of any such confidentiality agreement by the Indemnifying Person or its Representatives, except to the extent that any such Losses result from the gross negligence, willful misconduct or bad faith of the Indemnified Person.  If for any reason the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold it harmless, then the Indemnifying Person shall contribute to the amount paid or payable by the Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative economic interests of the Indemnifying Person on the one hand and the Indemnified Person on the other hand as well as the relative fault of the Indemnifying Person and the Indemnified Person with respect to such Losses and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of an Indemnifying Person under this paragraph shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Person and the Indemnifying Person.

Promptly after receipt by an Indemnified Person of notice of its involvement in any action, proceeding or investigation described above, the Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against the Indemnifying Person, notify the Indemnifying Person of such involvement.  Failure by the Indemnified Person to so notify the Indemnifying Person shall relieve the Indemnifying Person from the obligation to indemnify the Indemnified Person only to the extent that the Indemnified Person suffers actual prejudice as a result of such failure, but shall not relieve the Indemnifying Person from its obligation to provide reimbursement and contribution to the Indemnified Person.  The Indemnifying Person shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Person.  Upon assumption by the Indemnifying Person of the defense of any such action or proceeding, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel but the Indemnifying Person shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Indemnified Person has agreed to pay such fees and expenses, (ii) the Indemnifying Person shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner, or (iii) the Indemnified Person shall have been advised by counsel that there are actual or potential conflicting interests between the Indemnifying Person and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Person; provided, however, that the Indemnifying Person shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding.  The Indemnifying Person shall not consent to the terms of any compromise or settlement of any action defended by the Indemnifying Person in accordance with the foregoing without the prior written consent of the Indemnified Person unless such compromise or settlement (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.